Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES SUCCESSFUL CLOSING OF REFINANCING

TRANSACTIONS

Simplifies Capital Structure and Extends Maturities

SUGAR LAND, TX – June 20, 2023 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today announced the successful closing of a series of previously announced refinancing transactions (the “Transactions”) that raised $87.4 million of new funding (approximately $82 million following deductions for transaction related fees and expenses and original issue discounts) and consisting of the following:

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A new $57.5 million, 12% senior secured first lien term loan provided by funds managed by Corre Partners Management, LLC (“Corre”) that matures in December 2026, and is comprised of a $37.5 million term loan tranche and a $20 million delayed draw term loan tranche (the “Corre Secured Term Loan”), and

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A new $27.4 million term loan secured by certain real estate and machinery and equipment of the Company provided by Eclipse Business Capital LLC (the “Eclipse Term Loan”), that matures in August 2025. The Company’s existing revolving credit facility was also amended to extend the maturity date to August 2025, and to increase availability under the revolving credit facility by an additional $2.5 million.

TEAM used the proceeds from the Eclipse Term Loan, together with advances under the Company’s existing revolving credit facility, to repay in full the Company’s existing senior secured term loan with Atlantic Park Strategic Capital Fund, L.P. TEAM intends to use the proceeds from the Corre Secured Term Loan to repay in full the Company’s remaining $41 million of convertible notes due August 2023 and for general corporate purposes.

“Successfully closing this refinancing allows us to pay off our convertible notes, simplify our capital structure and extend our next debt maturity to August 2025,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “With the flexibility provided by our new financing, we now have the runway to further progress our turnaround plan designed to lower our cost structure and improve our cash flow. I want to thank both Corre and Eclipse for their continued support and confidence in TEAM.”

Kirkland & Ellis LLP and Evercore Partners Inc. advised TEAM in connection with these transactions.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Forward Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects, the implementation of cost saving measures and the Company’s ability to remediate the conditions that led to the going concern disclosure in the Company’s recent public filings. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Nelson M. Haight

Executive Vice President, Chief Financial Officer

(281) 388-5521

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